                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/X/  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      CHINA RESOURCES DEVELOPMENT, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)
                                     N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                       CHINA RESOURCES DEVELOPMENT, INC.
                      23/F. OFFICE TOWER, CONVENTION PLAZA
                       1 HARBOUR ROAD, WANCHAI, HONG KONG

                      -----------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 30, 1996


To the Shareholders:

         Notice is hereby given that an Annual Meeting of Shareholders (the "Annual Meeting") of CHINA RESOURCES DEVELOPMENT, INC. (the "Company"), will be held at the offices of Worlder International Company Limited, 21st Floor, Great Eagle Centre, No. 23 Harbour Road, Hong Kong, on December 30, 1996, at 3:00 p.m., local time, for the following purposes:

         1. To consider and vote upon a proposal by the Board of Directors to effect a one-for-ten reverse stock split of the Company's common stock, par value $0.001 per share;

         2. To consider and vote upon an amendment to the Articles of Incorporation, as revised, of the Company to increase the share ownership requirement for the calling of special meetings of the shareholders;

         3. To consider and vote upon an amendment to the Articles of Incorporation, as revised, of the Company to establish three classes of directors and clarify provisions affecting officers and directors;

         4. To consider and vote upon an amendment to the By-Laws of the Company to allow the Board of Directors to amend the By-Laws;

         5. To consider and vote upon an amendment to the Company's 1995 Stock Option Plan to increase the number of shares of Common Stock subject thereto and to decrease the required holding period for non-qualified stock options;

         6.      To elect directors;

         7. To consider and vote upon the ratification of the appointment of Ernst & Young as the Company's independent accountants for the fiscal year ending December 31, 1996; and

         8. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

         Shareholders of record at the close of business on December 13, 1996, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The Company's annual report on Form 10-K for the year ended December 31, 1995, is enclosed for your convenience.

         Please sign and date the enclosed proxy card and return it promptly in the accompanying envelope (no postage required if mailed in the United States) to ensure that your shares will be represented at the Annual Meeting.

If you attend the Annual Meeting, you may vote your shares in person even if you have previously submitted a proxy.


                                        By Order of the Board of Directors,



                                        Zhang Yibing
December 16, 1996                       Secretary

                       CHINA RESOURCES DEVELOPMENT, INC.
                      23/F. OFFICE TOWER, CONVENTION PLAZA
                       1 HARBOUR ROAD, WANCHAI, HONG KONG

                             ----------------------

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                  SHAREHOLDERS TO BE HELD ON DECEMBER 30, 1996

         This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of China Resources Development, Inc., a Nevada corporation (the "Company"), from holders of the Company's outstanding shares of Common Stock, par value $0.001 per share (the "Common Stock") for the Annual Meeting of Shareholders to be held December 30, 1996, for the purposes set forth in the accompanying notice (the "Annual Meeting"). The Company will bear the costs of soliciting proxies from its shareholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. This proxy statement is first being mailed to shareholders of the Company on or about December 16, 1996.


                             VOTING AT THE MEETING

         At the close of business on December 13, 1996, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), there were outstanding and entitled to vote approximately 82,833,414 shares of Common Stock. All of the outstanding shares of Common Stock are entitled to vote on all matters which properly come before the annual meeting, and each shareholder will be entitled to one vote for each share of Common Stock held.

                 Each proxy that is properly signed and received prior to the Annual Meeting will, unless revoked, be voted in accordance with the instructions on such proxy. If no instruction is indicated, the shares will be voted FOR approval of the reverse stock split, FOR adoption of two amendments to the Articles of Incorporation, as amended, of the Company (the "Articles of Incorporation"), FOR adoption of the amendment to the By-Laws of the Company (the "By-Laws"), FOR the adoption of an amendment to the Company's 1995 Stock Option Plan (the "Plan"), FOR the election of the nominees for director listed in this proxy statement, and FOR ratification of the appointment of Ernst & Young. A shareholder who has given a proxy may revoke such proxy at any time before it is voted at the Annual Meeting by delivering a written notice of revocation or duly executed proxy bearing a later date to the Secretary of the Company or by attending the meeting and voting in person.

         A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock of the Company, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether or not a quorum is present at the Annual Meeting. The inspectors of election will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. If a broker or nominee indicates on the proxy that it does not have instructions or discretionary authority to vote certain shares of Common Stock on a particular matter, those shares will not be considered as present for purposes of determining whether a quorum is present or whether a matter has been approved.

         The nominees for director who receive the greatest number of votes cast in person or by proxy at the Annual Meeting shall be elected directors of the Company. The vote required for adoption of the other proposals herein is the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting; and, for purposes of determining shareholder approval of such proposals, abstentions will be treated as shares of Common Stock voted against adoption of such proposals.

                                   CONVENTIONS

         Unless otherwise specified, all references in this report to "U.S. Dollars," "Dollars," "U.S.$," or "$" are to United States dollars; and all references to "Renminbi" or "Rmb" or "yuan" are to Renminbi yuan, which is the lawful currency of the People's Republic of China ("China" or "PRC"). The Company and Billion Luck maintain their accounts in U.S. Dollars and Hong Kong Dollars, respectively. HARC and the Operating Subsidiaries maintain their accounts in Renminbi yuan. The financial statements of the Company and its subsidiaries are prepared in Renminbi. Translations of amounts from Renminbi to U.S. Dollars are for the convenience of the reader. Unless otherwise indicated, any translations from Renminbi to U.S. Dollars or from U.S. Dollars to Renminbi have been made at the single rate of exchange as quoted by the People's Bank of China (the "PBOC Rate") on September 30, 1996, which was U.S.$1.00 = Rmb8.30. The Renminbi is not freely convertible into foreign currencies and the quotation of exchange rates does not imply convertibility of Renminbi into U.S. Dollars or other currencies. All foreign exchange transactions take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. No representation is made that the Renminbi or U.S. Dollar amounts referred to herein could have been or could be converted into U.S. Dollars or Renminbi, as the case may be, at the PBOC Rate or at all.

         References to "Billion Luck" refer to Billion Luck Company Ltd., a British Virgin Islands company, which is a wholly-owned subsidiary of the Company.

         References to "Company" and "Registrant" are to China Resources Development, Inc., and include, unless the context requires otherwise, the operations of Billion Luck, HARC, First Supply, and Second Supply (all as hereinafter defined).

         References to "Farming Bureau" are to the Hainan Agricultural Reclamation General Company, a division of the Ministry of Agriculture, the PRC government agency responsible for matters relating to agriculture.

         References to "First Supply" are to First Goods And Materials Supply And Sales Corporation, a company organized in the PRC and a wholly-owned subsidiary of HARC.

         References to "Guilinyang Farm" are to Hainan Province Guilinyang State Farm, a PRC entity which is owned and controlled by the Farming Bureau.

         References to "Hainan" are to Hainan Province of the PRC.

         References to "Hainan State Farms" are to the rubber farms in Hainan controlled by the Farming Bureau.

         References to "HARC" are to Hainan Agricultural Resources Company Limited, a company organized in the PRC, whose capital is owned 56% by Billion Luck, 39% by the Farming Bureau and 5% by Guilinyang Farm.

         References to "Operating Subsidiaries" are to the consolidated operations, assets and/or activities, as the context indicates, of First Supply and Second Supply.

         References to the "PRC" or "China" are to the People's Republic of China and include all territory claimed by or under the control of the Central Government, except Hong Kong, Macau, and Taiwan.

         References to "Second Supply" are to Second Goods And Materials Supply And Sales Corporation, a company organized in the PRC and a wholly-owned subsidiary of HARC.

         References to "Tons" are to metric tons.

                  BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

BENEFICIAL OWNERS OF MORE THAN 5%
OF THE COMPANY'S COMMON STOCK

         The following table sets forth, to the knowledge of management, each person or entity who is the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock outstanding as of December 13, 1996, the number of shares owned by each such person and the percentage of the outstanding shares represented thereby.

                                               Amount and
     Name and Address                           Nature of                       Percent
   of Beneficial Owner                     Beneficial Ownership (1)             of Class
   ===================                     =======================              ========
Everbright Finance & Investment            35,348,000 Common Stock             42.67%
 Co. Limited(2)
23/F., Office Tower
Convention Plaza
1 Harbour Road
Wanchai, Hong Kong


(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2) Of the 35,348,000 shares of Common Stock indicated, Everbright Finance & Investment Co. Limited ("Everbright") directly owns 33,998,000 shares, and the remaining 1,350,000 shares represent one-half of the 2,700,000 shares of Common Stock owned by Silverich Limited, which is one-half owned by Everbright and one-half owned by Worlder International Company Limited.


SHARE OWNERSHIP OF OFFICERS AND DIRECTORS

         The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of December 13, 1996, by (i) each director of the Company, (ii) each executive officer of the Company named in the summary compensation table, and (iii) all directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective director or executive officer (in the case of shares beneficially owned by each of them). Unless otherwise indicated in a footnote, each stockholder possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                                 Amount and
           Name of                                Nature of                             Percent of
       Beneficial Owner                   Beneficial Ownership (1)                         Class
       ----------------                   ------------------------                      ----------
         Yang Jiangang                               -0-                                  N/A

         Li Shunxing                                 -0-                                  N/A

         Wang Faren                                  -0-                                  N/A

         Yiu Yat Hung                      2,160,000 Common Stock(2)                     2.61%

         Han Jian Zhun                               -0-(3)                               N/A

         Tam Cheuk Ho                                -0-(4)                               N/A

         Zhang Yibing                                -0-                                  N/A

         Li Fei Lie                                  -0-(5)                               N/A

         Wong Wah On                        432,000 Common Stock(6)                     0.52%


All executive officers                     2,592,000 Common Stock                       3.13%
and directors as a group


(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2) Hong Wah Investment Holdings Limited owns 2,160,000 shares of Common Stock. Hong Wah Investment Holdings Limited is a Hong Kong company of which Yiu Yat Hung, the Vice Chairman of the Board of Directors of the Company, is a director. Additionally, Hong Wah Investment Holdings Limited is beneficially owned by Yiu Yat On, a brother of Yiu Yat Hung. In addition, Mr. Yiu was granted options to purchase 6,000 shares of Common Stock under the Company's Stock Option Plan as described in Proposal 5 below.

(3) Han Jian Zhun was granted options to purchase 6,000 shares of Common Stock under the Company's Stock Option Plan as described in Proposal 5 below.

(4) Tam Cheuk Ho was granted options to purchase 6,000 shares of Common Stock under the Company's Stock Option Plan as described in Proposal 5 below.

(5) Li Fei Lie was granted options to purchase 100,000 shares of Common Stock under the Company's Stock Option Plan as described under in Proposal 5 below.

(6) Brender Services Limited owns 432,000 shares of Common Stock. Brender Services Limited is beneficially owned by Wong Wah On, the Financial Controller of the Company. In addition, Brender was granted options to purchase 100,000 shares of Common Stock under the Company's Stock Option Plan, and Mr. Wong was granted options to purchase 6,000 shares of Common Stock under the Plan, as described in Proposal 5 below.

(6) Brender Services limited owns 432,000 shares of Common Stock. Brender Services Limited is beneficially owned by Wong Wah On, the Financial Controller of the Company. In addition, Brender was granted options to purchase 100,000 shares of Common Stock under the Company's stock Option Plan, and Mr. Wong was granted options to purchase 6,000 shares of Common Stock under the Plan, as described under "Stock Options" below.

                              FINANCIAL INFORMATION

         The following financial information and management's discussion and analysis of financial condition and results of operations are excerpted from the Company's Form 10-Q quarterly report for the quarterly period ended September 30, 1996. This information supplements the information contained in the Company's form 10-K annual report for the fiscal year ended December 31, 1995, a copy of which is provided herewith and incorporated herein by reference.

FINANCIAL STATEMENTS.

              CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES

             CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
    FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
            (Amounts in thousands, except share and per share data)


                                         Three Months Ended                                     Nine Months Ended
                                            September 30,                                         September 30,
                        Note  -------------------------------------------       ---------------------------------------------
                                  1996             1995            1996              1996             1995            1996
                                  RMB              RMB              US$              RMB              RMB              US$
                                               (unaudited)                                        (unaudited)

SALES                            486,788          709,361           58,649        1,282,507        1,307,500          154,519

COST OF SALES                   (445,430)        (685,638)         (53,666)      (1,165,224)      (1,255,379)        (140,388)
                              ----------       ----------       ----------       ----------       ----------       ----------

GROSS PROFIT                      41,358           23,723            4,983          117,283           52,121           14,131

DEPRECIATION OF
FIXED ASSETS                        (484)            (625)             (58)          (1,692)          (1,817)            (204)

SELLING AND
ADMINISTRATIVE EXPENSES          (14,132)         (10,962)          (1,703)         (39,305)         (33,690)          (4,736)
                              ----------       ----------       ----------       ----------       ----------       ----------

OPERATING INCOME                  26,742           12,136            3,222           76,286           16,614            9,191

FINANCIAL INCOME/
(EXPENSES), NET                  (10,122)            (975)          (1,220)         (31,798)          (3,388)          (3,831)

OTHER INCOME/
(LOSSES), NET                     11,127            2,488            1,341           15,370           17,940            1,852
                              ----------       ----------       ----------       ----------       ----------       ----------
INCOME BEFORE
INCOME TAXES                      27,747           13,649            3,343           59,858           31,166            7,212

INCOME TAXES                      (2,335)          (2,399)            (281)          (7,912)          (5,011)            (953)
                              ----------       ----------       ----------       ----------       ----------       ----------
NET INCOME BEFORE
MINORITY INTERESTS                25,412           11,250            3,062           51,946           26,155            6,259

MINORITY INTERESTS                (9,807)          (6,106)          (1,182)         (23,208)         (12,913)          (2,796)
                              ----------       ----------       ----------       ----------       ----------       ----------
NET INCOME FOR THE
PERIOD                            15,605            5,144            1,880           28,738           13,242            3,463
                              ==========       ==========       ==========       ==========       ==========       ==========

PRIMARY EARNINGS        2
PER SHARE                          0.531            0.429            0.064            0.978            1.104            0.118
                              ==========       ==========       ==========       ==========       ==========       ==========

FULLY DILUTED           2
EARNINGS PER SHARE                 0.493            0.429            0.059            0.908            1.104            0.109
                              ==========       ==========       ==========       ==========       ==========       ==========

         The accompanying notes are an integral part of these condensed consolidated financial statements.

              CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                 AS OF SEPTEMBER 30, 1996 AND DECEMBER 31, 1995
                             (Amounts in thousands)

                                                    SEPTEMBER 30, 1996        December 31, 1995       September 30, 1996
                                                    ------------------        -----------------       ------------------
                                                            RMB                      RMB                      US$
                                        NOTES            (UNAUDITED)              (audited)               (unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents                                  80,670                  56,942                     9,719

Trade receivables                                         135,475                  31,991                    16,322

Other receivables, deposits and                           135,671                  52,871                    16,346
   prepayments

Inventories                               3               185,350                 103,776                    22,332

Amounts due from related                                  253,871                 288,503                    30,587
   companies

Amount due from Farming                                    48,548                  80,427                     5,849
   Bureau

Other current assets                                        ---                    19,448                      ---
                                                         --------                 -------                  -------

TOTAL CURRENT ASSETS                                      839,585                 633,958                   101,155

FIXED ASSETS                              4                21,788                  21,491                     2,625

INVESTMENTS                                                12,163                  11,963                     1,465

GOODWILL                                                    1,055                   1,076                       127
                                                          -------                 -------                    ------

TOTAL ASSETS                                              874,591                 668,488                   105,372
                                                          =======                 =======                   =======

LIABILITIES AND
SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Bank loans                                                292,560                 293,000                    35,248

Amounts due to related companies                           35,709                  22,654                     4,302

Amounts due to shareholders                                   299                  15,727                        36

Accounts payable                                          149,167                  39,876                    17,972

Income taxes payable                                       13,873                  10,265                     1,672

Other payables and accrued                                 78,748                  21,533                     9,488
  liabilities

Short term advances                                          --                    86,917                      --
                                                          -------                 -------                   -----

TOTAL CURRENT                                             570,356                 489,972                    68,718
   LIABILITIES


                                                    SEPTEMBER 30, 1996        December 31, 1995       September 30, 1996
                                                    ------------------        -----------------       ------------------
                                                            RMB                      RMB                      US$
                                        NOTES            (UNAUDITED)              (audited)               (unaudited)

MINORITY INTERESTS                                         97,111                  74,067                    11,700
                                                          -------                 -------                   -------

TOTAL LIABILITIES                                         667,467                 564,039                    80,418
                                                          =======                 =======                    ======


SHAREHOLDERS' EQUITY
Common Stock, US$0.001
par value: Authorized -
200,000,000 shares in
1996 and 1995 Issued and
outstanding - 76,938,640
shares in 1996 and
12,000,000 shares in
1995                                                          641                     101                        77

Preferred stock,
authorized - 10,000,000
shares in 1996 and 1995:
Series A preferred
stock, US$1 par value:
Authorized, issued and
outstanding - 6,400,000
shares in 1995                                                 --                  53,930                        --

Series B convertible
preferred stock,
US$0.001 par value:
Authorized - 2,500
shares in 1996 and 1995.
Issued and outstanding -
300 shares in 1996 and
370 shares in 1995                                            --                     ---                        __

Additional paid-in capital                                148,288                  20,961                    17,866

Reserves                                                    8,930                   8,930                     1,075

Retained earnings                                          49,265                  20,527                     5,936
                                                          -------                 -------                   -------

TOTAL SHAREHOLDERS'                                       207,124                 104,449                    24,954
                                                          -------                 -------                   -------
EQUITY

TOTAL LIABILITIES AND                                     874,591                 668,488                   105,372
SHAREHOLDERS' EQUITY                                      =======                 =======                   =======



         The accompanying notes are an integral part of these condensed consolidated financial statements.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

             (Amounts in thousands, except share and per share data)


                                                             Series B
                                              Series A      Convertible     Additional
                                  Common      Preferred      Preferred        Paid-In                     Retained
                                   Stock        Stock          Stock          Capital      Reserves       Earnings          Total
                                    RMB          RMB            RMB             RMB           RMB            RMB             RMB

Balance at December                 101            --             --          1,407         2,657           7,625           11,790
31, 1994

Issuance of 6,400,000               --          53,930            --             --            --              --           53,930
shares of Series A
preferred stock

Issuance of 370 shares              --             --             --         19,554            --              --           19,554
of Series B preferred
stock, net of share
issuance costs

Net income                          --             --             --             --            --          19,175           19,175

Transfer to reserves                --             --             --             --         6,273          (6,273)            --
                               --------       --------       ---------      ---------     --------         ------          -------

Balance at December                 101         53,930            --         20,961         8,930          20,527          104,449
31, 1995

Issuance of 1,283 shares            --             --             --         73,937            --              --           73,937
of Series B convertible
preferred stock, net of
shares issuance costs

Issuance of 32,938,640              274            --             --           (274)           --              --              --
shares of common stock
pursuant to the
conversion of 1,353
shares of series B
convertible preferred
stock

Exchange of 6,400,000              266         (53,930)           --         53,664             --             --              --
shares of Series A
preferred stock into
32,000,000 shares of
restricted common stock


Net income                          --             --             --             --            --          28,738           28,738
                               --------       --------       --------       -------      --------         -------         --------

Balance at September
30, 1996                            641            --             --        148,288         8,930          49,265          207,124
                               ========       ========       ========      ========      ========         =======         ========

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                             (Amounts in thousands)




                                                                        NINE MONTHS ENDED SEPTEMBER 30,
                                                           --------------------------------------------------------
                                                               1996                  1995                  1996
                                                                RMB                   RMB                   US$
                                                           (UNAUDITED)           (UNAUDITED)           (UNAUDITED)


CASH FLOWS FROM OPERATING
   ACTIVITIES:
Net income                                                     28,738                13,242                 3,462
Adjustments to reconcile net income to net
   cash provided by operating activities:
      Minority interests                                       23,208                12,913                 2,796
      Depreciation and amortization                             1,713                 1,838                   206
      Loss on disposal of fixed assets                              5                   466                     1
Decrease/(increase) in assets:
   Trade receivables                                         (103,484)               (7,500)              (12,468)
   Other receivables, deposits and prepayments                (82,800)              (23,731)               (9,976)
   Inventories                                                (81,574)               16,589                (9,828)
   Amount due from Farming Bureau                              31,879               (17,772)                3,841
   Amounts due from related companies                          34,632               (12,083)                4,173
   Other current assets                                        19,448                  --                   2,343
Increase/(decrease) in liabilities:
   Amounts due to related companies                            13,055                (2,129)                1,573
   Accounts payable                                           109,291                11,776                13,168
   Income taxes payable                                         3,608                 4,801                   435
   Other payables and accrued liabilities                      57,215                 6,620                 6,893
   Amounts due to Farming Bureau                                --                  (14,978)                  --
                                                            ---------             ---------              --------
Net cash provided by / (used in) operating
   activities                                                  54,934                (9,948)                6,619
                                                            ---------             ---------              --------


CASH FLOWS PROVIDED BY/(USED IN)
   INVESTING ACTIVITIES:
Purchases of fixed assets                                      (1,994)               (3,530)                 (240)
Purchases of investments                                         (200)                  (61)                  (24)
Reduction of minority interests                                  (164)                   --                   (20)
Additions to construction in progress                             --                 (1,410)                  --
Proceeds from sale of fixed assets                                --                  1,500                   --
                                                             --------             ---------              --------
Net cash used in investing activities                          (2,358)               (3,501)                 (284)
                                                             --------             ---------              --------

                                                                        NINE MONTHS ENDED SEPTEMBER 30,
                                                           --------------------------------------------------------
                                                                  1996                  1995                  1996
                                                                   RMB                   RMB                   US$
                                                           (UNAUDITED)           (UNAUDITED)           (UNAUDITED)

CASH FLOWS PROVIDED BY/(USED IN)
   FINANCING ACTIVITIES:
Issue of share capital less share offering costs               73,937                    --                 8,908
Loans from shareholders                                           --                  4,170                   --
Repayment of loans to shareholders                            (15,428)                   --                (1,859)
Repayments of bank borrowings                                    (440)               (8,993)                  (53)
Cash remitted to Farming Bureau                                   --                 (1,780)                   --
Short term advances                                           (86,917)                   --               (10,472)
Loans to related companies                                        --                (22,573)                   --
Cash from repayment of loans by
   related companies                                              --                 36,635                    --
                                                             --------              --------              --------
Net cash provided by/(used in) financing activities           (28,848)                7,459                (3,476)
                                                             --------              --------              --------


NET INCREASE/(DECREASE) IN CASH
   AND CASH EQUIVALENTS:                                       23,728                (5,990)                2,859
Cash and cash equivalents, at beginning of period              56,942                69,157                 6,860
                                                             --------             ---------              --------
Cash and cash equivalents, at end of period                    80,670                63,167                 9,719
                                                             ========             =========              ========



         The accompanying notes are an integral part of these condensed consolidated financial statements.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (Amounts in thousands)

1.       BASIS OF PRESENTATION:

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1996, is not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1995.

2.       EARNINGS PER SHARE:

         The computation of primary earnings per share for the three months and nine months ended September 30, 1996, are based on the weighted average number of common stock outstanding after giving effect to dilutive stock options and series B convertible preferred stock, which are included as common share equivalents using the treasury stock method and assumed to be converted to common stock, respectively. The average number of shares of common stock outstanding excludes the 32,000,000 shares of common stock with restricted rights in receiving dividends or participating in the event of liquidation of the Company, which might otherwise be payable to holders of the Company's capital stock. The shares of restricted common stock were issued pursuant to an Exchange Agreement dated July 22, 1996. The number of shares used in computing the primary earnings per share and fully diluted earnings per share are 29,395,885 and 31,635,071, respectively.

         For the three months and nine months ended September 30, 1995, primary earnings per share and fully diluted earnings per share are based on an aggregate of 12,000,000 shares of common stock outstanding.


3.       INVENTORIES:

                                                   SEPTEMBER 30,   DECEMBER 31,
                                                       1996           1995
                                                    ---------       ---------
                                                       RMB            RMB
                                                    (unaudited)     (audited)
         Inventories comprise:

         Finished goods                               185,350         103,776
                                                    =========       =========




4.       FIXED ASSETS:

                                                    SEPTEMBER 30,   DECEMBER 31,
                                                        1996           1995
                                                    -------------   ------------
                                                         RMB            RMB

                                                     (unaudited)      (audited)
         Cost:
            Buildings                                   5,739           5,739
            Plant, machinery and equipment             11,926          10,267
            Transportation vehicles and equipment       8,772           8,448
                                                      -------         -------

                                                       26,437          24,454
                                                      -------         -------

         Accumulated depreciation:
            Buildings                                      941            607
            Plant, machinery and equipment               2,235          1,563
            Transportation vehicles and equipment        1,473            793
                                                       -------        -------
                                                         4,649          2,963
                                                       -------        -------

         Net book value                                 21,788         21,491
                                                       =======        =======


5.       SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:


                                                                                  NINE MONTHS ENDED SEPTEMBER 30,
                                                                                  -------------------------------
                                                                                    1996                  1995
                                                                                     RMB                   RMB
                                                                                 (UNAUDITED)           (UNAUDITED)

         Cash paid during the period for interest expenses                         19,959                31,191
                                                                                   ======                ======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITIONS AND RESULTS OF OPERATION

         RESULTS OF OPERATIONS

         The following table shows the selected unaudited condensed consolidated income statements data of the Company and its subsidiaries for the three months and nine months ended September 30, 1995 and 1996. The data should be read in conjunction with the unaudited Condensed Consolidated Financial Statements of the Company and related Notes thereto:

         (Amounts in thousands)


                                                 Three months                      Nine months
                                                     ended                            ended
                                                 September 30,                    September 30,
                                                 -------------                    -------------
                                           1996             1995             1996             1995
                                           RMB              RMB              RMB              RNB

Sales:

  Distribution of natural rubber
  Procurement of materials and            390,544          668,209          977,964        1,187,236
   supplies                                96,244           41,152          304,543          120,264
                                         --------       ----------       ----------       ----------

                                          486,788          709,361        1,282,507        1,307,500
                                         --------       ----------       ----------       ----------

  Gross profit                             41,358           23,723          117,283           52,121
  Gross profit margin (%)                    8.50             3.34             9.14             3.99

  Income before income taxes               27,747           13,649           59,858           31,166
  Income taxes                             (2,335)          (2,399)          (7,912)          (5,011)
                                         --------       ----------       ----------       ----------

  Net income                               25,412           11,250           51,946           26,155
  Minority interests                       (9,807)          (6,106)         (23,208)         (12,913)
                                         --------       ----------       ----------       ----------

  Net income after minority                15,605            5,144           28,738           13,242
   interests                             ========       ==========       ==========       ==========


         SALES AND GROSS PROFIT

         The Company's total sales for the nine months ended September 30, 1996, were comparable to those of 1995. Of the total sales, the natural rubber sales decreased by 17.6% to Rmb978 million from Rmb1,187 million for the corresponding period in last year. This decrease was offset by the increase in procurement of materials and supplies by 153% to Rmb305 million from Rmb120 million for the corresponding period in last year. The decrease in natural rubber sales was mainly due to the decrease in the average unit selling price from Rmb13,400 in 1995 to Rmb12,200 in 1996. In addition, the unit sales of rubber for the nine months ended September 30, 1996, decreased by 5.7% from the corresponding period in fiscal 1995 because more inventories were held as of September 30, 1996, in anticipation of the increase in selling price in the fourth quarter when there is less rubber output. Following the completion of the Company's offshore private placements on March 8 and July 8, 1996, the net proceeds raised from the offering were invested into the Company's subsidiaries in Hainan as working capital to expand the distribution operations. The Company has expanded into the trading of other agricultural products, such as coffee beans, and the corresponding sales revenue was included under the procurement of materials and supplies. The total sales of such agricultural products for the nine months ended September 30, 1996, amounted to approximately Rmb167 million, with a gross profit of approximately Rmb33 million, or a gross profit margin of 20%. The overall gross profit margin also increased significantly from 3.99% in fiscal 1995 to 9.14% in fiscal 1996, which was attributable to the high gross profit margin from the trading of agricultural products and the purchase discounts received for rubber distribution.

         For the third quarter of fiscal 1996, total sales decreased by 31% to Rmb487 million from Rmb709 million for the corresponding period in fiscal 1995. The decrease was due to more rubber inventories being held as of September 30, 1996, in anticipation of the increase in selling price in the fourth quarter, as previously discussed. The overall gross profit margin also increased to 8.50% from 3.34% for the corresponding period in fiscal 1995 due to the reasons mentioned above.

         SELLING AND ADMINISTRATIVE EXPENSES

         Selling and administrative expenses increased by 16.7%, or Rmb5.6 million, for the nine months ended September 30, 1996, compared to the same period in fiscal 1995. The increase was mainly due to increases in salaries and staff welfare expenses, and additional selling expenses were incurred for the distribution of the agricultural products.

         FINANCIAL EXPENSES, NET

         The net financial expenses increased by Rmb28.4 million, from Rmb3.4 million for the nine months ended September 30, 1995, to Rmb31.8 million for the corresponding period in 1996. The net financial expenses for the third quarter of fiscal 1996 also increased by Rmb9.1 million as compared with the corresponding quarter in last year. The increase was due to the fact that less interest income was received from related companies as a result of the overall decrease in advances to related companies in fiscal 1996.

         OTHER INCOME/(LOSSES), NET

         Other income/(losses) mainly represented income from long term investments, rental income and profits or losses on trading of rubber futures contracts. The Rmb2.6 million decrease in net income, from Rmb17.9 million for the nine months ended September 30, 1995, to Rmb15.4 million for the same period in fiscal 1996, was mainly due to less profits on the trading of rubber futures contracts in fiscal 1996 compared to those of fiscal 1995.

         LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary liquidity needs are to fund accounts receivable, inventories, rubber purchase deposits and to expand business operations. The Company has financed its working capital requirements through a combination of internally generated cash, short term bank borrowing and issuance of share capital.

         Net cash provided by/(used in) operating activities was Rmb54.9 million and (Rmb9.9 million) for the nine months ended September 30, 1996 and 1995, respectively. Net cash flows from the Operating Subsidiaries' operating activities are attributable to the Operating Subsidiaries' income and changes in operating assets and liabilities.

         During the nine months ended September 30, 1996, the Company issued 1,283 shares of series B convertible preferred stock at US$10,000 per share, with a gross proceeds of US$12.83 million. As of September 30, 1996, 300 shares of series B convertible preferred stock were still outstanding.

         There has been no other significant change in financial condition and liquidity since the fiscal year ended December 31, 1995. The Company believes that the net proceeds from its capital raising efforts, together with internally generated funds, will be sufficient to satisfy its anticipated working capital needs for at least the next 12 months.

                          CERTAIN FINANCING ACTIVITIES

         On March 8, 1996, the Company completed a private offering of shares of its Series B Convertible Preferred stock, par value $0.001 per share (the "Shares"), raising gross proceeds of $12,530,000.00. On July 8, 1996, the Company completed another private offering of Shares, raising gross proceeds of $4,000,000.00. The offerings were conducted outside of the United States in reliance upon the exemption from registration provided by Regulation S, promulgated under the Securities Act of 1933, as amended (the "Act"). The terms of the Shares are set forth in the Certificate of Designation filed by the Company with the Secretary of State of Nevada on December 13, 1995, as follows:

         Each share of Series B Convertible Preferred Stock shall be convertible into shares of the Corporation's Common Stock, $.001 par value (the "Common Stock"), at any time during the two-year period commencing on the 45th day following the date of the closing of the sale of such share (the "Conversion Period"), upon delivery to the Corporation by the record holder thereof of a notice of conversion (the "Conversion Notice") and the surrender to the Corporation at its corporate offices at 2440 South Progress Drive, Salt Lake City, Utah 84119, or at any other place designated in writing by the Corporation, of the certificates for shares of Series B Convertible Preferred Stock to be so converted. The number of shares of Common Stock issuable upon conversion of shares of Series B Convertible Preferred Stock shall equal the number of shares of Series B Convertible Preferred Stock to be converted, multiplied by $10,000 per share (the "Share Price"), divided by the Conversion Factor (as hereafter defined). "Conversion Factor" means the lesser of (a) the product derived by multiplying (i) the average closing bid price of the Common Stock on the electronic inter-dealer quotation system operated by Nasdaq, Inc., a subsidiary of the National Association of Securities Dealers, Inc. (the "NASDAQ System"), for the five consecutive trading days immediately preceding the date of the delivery of the Conversion Notice to the Corporation by (ii) 69%, or (b) the product derived by multiplying (i) the average closing bid price of the Common Stock on the NASDAQ System for the five consecutive trading days immediately preceding the date of the delivery of the Subscription Agreement for the related shares of Series B Convertible Preferred Stock to the Corporation by (ii) 85%. Upon the expiration of the Conversion Period, all remaining issued and outstanding shares of Series B Convertible Preferred Stock shall be converted as of such expiration date into the appropriate number of shares of Common Stock in accordance with the above-referenced formula.

         None of the shares of Series B Convertible Preferred Stock shall entitle the holder thereof to any voting rights whatsoever in connection therewith. The Series B Convertible Preferred Stock has no preemptive or other subscription rights and is not subject to any future calls or assessments. There are no redemption or sinking fund provisions applicable to shares of Series B Convertible Preferred Stock, and holders of Series B Convertible Preferred Stock have no rights whatsoever to dividends or to distributions upon liquidation or dissolution of the Company.

         The Corporation may, at its option and in its sole discretion, issue any other class or series of preferred stock with rights and preferences superior to or in parity with the rights and preferences attributable to the Series B Convertible Preferred Stock.

         The Shares have not been and will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company intends to utilize the funds raised through the offering to finance the expansion of its rubber distribution operations in the People's Republic of China, to repay short term debt and to provide working capital for distribution and other operations. As indicated in the financial information above, most of the Shares have now been converted into shares of Common Stock.

              PROPOSAL 1 - BOARD OF DIRECTORS PROPOSAL TO EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK

         The Board of Directors of the Company has approved a resolution to effect a one-for-ten reverse split of the Company's issued and outstanding shares of Common Stock (the "Reverse Stock Split"). If the Reverse Stock Split is approved by shareholders, the Board of Directors will determine the date on which the Reverse Stock Split will become effective. Each share of Common Stock issued and outstanding immediately prior to that effective date will be reclassified as and changed into one-tenth of one share of Common Stock.

         The principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of Common Stock from 82,833,414 (as of December 13, 1996) to approximately 8,283,341 shares (assuming that no additional shares have been issued or retired subsequent to December 13, 1996). The Common Stock issued pursuant to the Reverse Stock Split will be fully paid and nonassessable. The respective relative voting rights and other rights that accompany the Common Stock will not be altered by the Reverse Stock Split (other than as a result of payment of cash in lieu of fractional shares, as discussed below), and the Common Stock will continue to have a par value of $0.001 per share. Consummation of the Reverse Stock Split will not alter the number of authorized shares of the Company's Common Stock, which will remain at 200,000,000, of which approximately 191,716,659 shares of Common Stock would constitute authorized but unissued and unreserved shares.

         The Board of Directors believes that a high number of shares of Common Stock outstanding and its relatively low per-share market price may impair the development of a trading market for the Common Stock and its acceptability to certain institutional investors and other members of the investing public. While the number of shares outstanding should not, by itself, affect the marketability of a stock, the type of investor who acquires such stock or the Company's reputation in the financial community, the Company believes that, in practice, this is not necessarily the case, as certain investors view low-priced, infrequently traded stock as unattractive or, as a matter of policy, are precluded from purchasing low-priced shares. In addition, certain brokerage houses, as a matter of policy, will not extend margin credit on stocks trading at low prices. On the other hand, certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. Finally, it has come to the Company's attention that the National Association of Securities Dealers, Inc., has proposed an amendment to its by-laws governing The Nasdaq Stock
Market which would require that a company listed on its Small-Cap Market maintain a per-share market price of at least $1.00.

         There can be no assurance that the Reverse Stock Split will not adversely impact the market price of, or the development of a trading market for, the Common Stock, that the marketability of the Common Stock will improve as a result of approval of the Reverse Stock Split or that the approval of the Reverse Stock Split will otherwise have any of the effects described herein.

         The certificates presently representing shares of Common Stock will be deemed, at the effective time of the reverse stock split to represent one-tenth the number of shares of Common Stock after the effective date of the Reverse Stock Split. As soon as is practicable following the effective date of the Reverse Stock Split, shareholders will be notified and requested to surrender their current certificates to the Company's stock transfer agent in exchange for the issuance of new certificates reflecting the Reverse Stock Split. No fractional shares of Common Stock will be issued, and, in lieu thereof, shareholders holding a number of shares of Common Stock not evenly divisible by ten, and shareholders holding less than ten shares of Common Stock, upon surrender of their old certificates, will receive cash in lieu of fractional shares of Common Stock. The price payable by the Company for the fractional shares of Common Stock will be market price per share of pre-reverse split Common Stock as of the effective date of the reverse stock split.

         The funds required to purchase the fractional shares are available and will be paid from the current cash reserves of the Company. The Company's shareholder list indicates that a portion of the outstanding Common Stock is registered in the names of clearing agencies and broker nominees. It is, therefore, not possible to predict with certainty the number of fractional shares and the total amount that the Company will be required to pay for fractional share interests. However, it is not anticipated that the funds necessary to effect the cancellation of fractional shares will be material.

         As of December 13, 1996, approximately 186 persons were holders of record of Common Stock. The Company does not anticipate that the Reverse Stock Split and the payment of cash in lieu of factional shares will result in a significant reduction in the number of holders of record of Common Stock. The Company does not presently intend to seek, either before or after the Reverse Stock Split, any change in the Company's status as a reporting company for federal securities law purposes.

         Except as described below with respect to cash received in lieu of fractional share interests, the receipt of Common Stock in the Reverse
Stock Split should not result in any taxable gain or loss to shareholders for U.S. federal income tax purposes. If the Reverse Stock Split is approved, the U.S. tax basis of Common Stock received as a result of the Reverse Stock Split (including any fractional share interests to which a shareholder is entitled) will be equal, in the aggregate, to the basis of the shares exchanged for the Common Stock. For U.S. federal income tax purposes, the holding period of the shares immediately prior to the effective date of the Reverse Stock Split will be included in the holding period of the Common Stock received as a result of the Reverse Stock Split, including any fractional share interests to which a shareholder is entitled. A shareholder who receives cash in lieu of fractional shares of Common Stock will be treated as first receiving such fractional shares and then receiving cash as payment in exchange for such fractional shares of Common Stock, and such cash payment will likely be treated as a dividend for U.S. federal income tax purposes.

         SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE PROPOSED REVERSE SPLIT ON THEIR INDIVIDUAL TAX STATUS.

         In accordance with Nevada law and notwithstanding approval of the proposal by shareholders, at any time prior to the effective date of the Reverse Stock Split, the Board of Directors may, in its sole discretion, abandon the proposal without any further action by shareholders. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock is necessary for approval of the Reverse Stock Split.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO EFFECT THE REVERSE STOCK SPLIT.


                     PROPOSAL 2 - AMENDMENT OF ARTICLES OF
                   INCORPORATION TO INCREASE SHARE OWNERSHIP
            REQUIREMENT FOR CALLING SPECIAL MEETING OF SHAREHOLDERS

         The Board of Directors has unanimously approved, and recommends that the shareholders adopt, an amendment to Article V of the Articles of Incorporation to increase the share ownership required in order to call a special meeting of the shareholders. If the proposed amendment is adopted,
Article V will be amended as follows (struck-through text indicates deletions, text in italics indicates additions):

                 STOCKHOLDERS MEETING: Meetings of the shareholders shall be held at such place within or without the State of Nevada as may be provided by the By-laws of the corporation. Special meetings of the shareholders may be called by the President or any other executive officer of the corporation, the Board of Directors, or any member thereof, or by the record holder or holders of at least [ten percent (10%)] <thirty percent (30%)> of all shares entitled to vote at the meeting. Any action otherwise required to be taken at a meeting of the shareholders, except election of directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by shareholders having at least a majority of the voting power.

         The Board of Directors believes that the increase in the share ownership required in order to call a special meeting of the shareholders is in the best interest of the Company and its shareholders because it will reducing the time and expense to the Company that may result from requests for special meetings by the holders of relatively small numbers of shares.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE SHARE OWNERSHIP REQUIRED IN ORDER TO CALL A SPECIAL MEETING OF THE SHAREHOLDERS.


                     PROPOSAL 3 - AMENDMENT OF ARTICLES OF
           INCORPORATION TO ESTABLISH THREE CLASSES OF DIRECTORS AND
            CLARIFY PROVISIONS APPLICABLE TO DIRECTORS AND OFFICERS

         The Board of Directors has unanimously approved, and recommends that the shareholders adopt, amendments to Article VIII and Article IX of the Articles of Incorporation to establish three classes of directors with staggered, three-year terms and to clarify provisions of the Articles of Incorporation applicable to directors and/or officers. If the proposed amendment is adopted, the following new sentences will be added at the beginning of Article VIII:

                 BOARD OF DIRECTORS: The number of directors of the corporation shall be a minimum of three and a maximum of 25, approximately one-third of whom shall be classified as "Class I" directors, approximately one-third of whom shall be classified as "Class II" directors and approximately one-third of whom shall be classified as "Class III" directors. Class I, Class II and Class III directors shall be elected in consecutive years. Each director shall serve as a director until the annual meeting of shareholders occurring in the year three years following his election and until his successor shall have been elected and qualified. Notwithstanding the foregoing sentence, Class I directors shall be elected for one-year terms, and Class II directors shall be elected for two-year terms, at the annual meeting of shareholders where three classes of directors are initially established.

Also, if the proposed amendment is adopted, Article IX will be amended as follows (struck-through text indicates deletions, text in italics indicates additions, and ellipses indicate omissions of paragraphs of Article IX not amended):

         [] indicates struck-through text; <> indicates italicized text.

                OFFICERS: The officers of the corporation shall consist of [a Board of Directors of not less than three nor more than twenty-five] a Chairman of the Board of Directors, a President, a Vice President, a Secretary, [and] a Treasurer <or Chief Financial Officer and a Financial Controller>, who shall perform such duties and have such authority as usually pertains to such officers of a corporation or as may be prescribed by the Board of Directors from time to time.

                 . . . .

                 ELECTION: Directors shall be elected at the Annual Meeting of the Shareholders, <as set forth in Article VIII,> and the persons receiving the highest number of votes shall be declared duly elected
         <to the positions for which votes are solicited>, providing such numbers shall represent a majority of all votes cast. Within ten (10) days after the election, the directors shall meet and elect a
         <Chairman,> President, Vice President, Secretary<,> [and] Treasurer
         <or Chief Financial Officer and Financial Controller>.

                TERM OF OFFICE: <The term of office of directors shall be as set forth in Article VIII, and t>[T]he term of office of all [directors and] officers shall be [one year]<from time to time as determined by the Board of Directors>, provided all directors and officers shall hold office until their successors are duly elected and qualified.

                 . . . .

         The Company currently has seven directors, all of whom serve one-year terms. The Board of Directors believes that it is in the best interest of the Company to provide for staggered terms for directors in order to ensure experienced leadership for the Company. The proposed amendment would change
Article VIII of the Articles of Incorporation provide that roughly one-third of the directors be elected each year for a three-year term, except that all of the directors would be elected at this Annual Meeting and approximately one-third of those elected will be designated as Class I directors, to serve an initial one-year term, and approximately one-third of those elected will be designated as Class II directors, to serve an initial two-year term. The remaining one-third of the directors elected at this Annual Meeting would be Class III directors, to serve a normal three-year term in accordance with
Article VIII. The proposed amendment also would make necessary corresponding changes to Article IX, as well as setting forth the officers currently appointed by the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO ESTABLISH THREE CLASSES OF DIRECTORS AND TO CLARIFY PROVISIONS APPLICABLE TO DIRECTORS AND OFFICERS.


                   PROPOSAL 4 - AMENDMENT OF BY-LAWS TO ALLOW
               AMENDMENTS TO BY-LAWS BY BOARD OF DIRECTORS OR BY
            HOLDERS OF A MAJORITY OF A QUORUM OF OUTSTANDING SHARES

         The Board of Directors recommends that the shareholders adopt an amendment to Article XI of the By-Laws to allow the Board of Directors to amend the By-Laws and to allow a majority of a quorum of the outstanding shares to amend the By-Laws. If the proposed amendment is adopted, Article XI will be amended as follows (struck-through text indicates deletions, text in italics indicates additions):


         [] indicates struck-through text; <> indicates italicized text.

                 These by-laws may be altered, amended or repealed and new by-laws may be adopted by <a vote of a majority of a quorum of the directors, or by> a vote of the stockholders representing a majority of
         <a quorum of> all the shares issued and outstanding[,] at any annual stockholders' meeting or at any special stockholders' meeting when the proposed amendment has been set out in the notice of such meeting.

         The Board of Directors believes that the adoption of this By-Law amendment is in the best interest of the Company and its shareholders, as it will allow the Board of Directors to change the By-Laws without the necessity of obtaining shareholder approval, and it will allow the holders of a majority of a quorum of the outstanding shares to change the By-Laws. The amendment would bring the By-Laws into compliance with Article XII of the Articles of Incorporation, which gives the Board of Directors "authority to adopt such by-laws as in their judgment may be deemed necessary or advisable for the management and transaction of the business of the corporation . . . ."

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE AMENDMENT TO GIVE THE BOARD OF DIRECTORS AND THE HOLDERS OF A QUORUM OF THE OUTSTANDING SHARES THE POWER TO AMEND THE BY-LAWS.


                PROPOSAL 5 - AMENDMENT OF THE 1995 STOCK OPTION
           PLAN TO CHANGE THE NUMBER OF SHARES SUBJECT THERETO AND TO
          REDUCE THE REQUIRED HOLDING PERIOD FOR NON-QUALIFIED OPTIONS

         The Board of Directors recommends that the shareholders adopt an amendment to 1995 Stock Option Plan (the "Plan") to change the method by which the number of shares of Common Stock available for the Plan is determined, resulting in an increase in such number, and to reduce the required holding period for non-qualified options. If the proposed amendment is adopted, Section 12 of the Plan will be amended as follows (struck-through text indicates deletions, text in italics indicates additions):

         Shares Available for the Plan.
         Subject to adjustments as provided in Section 12, [an aggregate of 2,400,000]<the number of> shares of Common Stock of the Company (hereinafter the "shares") <which> may be issued pursuant to the Plan
         <is that number of shares which would, in the aggregate and if deemed outstanding, constitute 20% of the Company's then-outstanding shares of Common Stock, as determined at the time of granting stock options>. Such shares may represent authorized but unissued shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any shares, such unpurchased or forfeited shares shall thereafter be available for further grants under the Plan.

Also, if the proposed amendment is adopted, Section 6(d) of the Plan will be amended as follows (struck-through text indicates deletions, text in italics indicates additions):

         (d) Terms of Options. The term during which each option may be exercised shall be determined by the Committee, but in no event shall an <Incentive Stock O>[o]ption be exercisable in whole or in part in less than one year or, in the case of a Nonqualified Stock Option, more than ten years and one day from the date it is granted, or, in the case of an Incentive Stock Option, ten years from the date it is granted; and, in the case of the grant of an Incentive Stock Option to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, in no event shall such option be exercisable, if required by the Code at the time of grant, more than five years from the date of the grant.



      [ ] indicates struck-through text; < > indicates italicized text.

         For information concerning the terms of the Plan and the stock options currently outstanding pursuant thereto, please see "Stock Options" under Item 12 of the Company's Form 10-K annual report for the fiscal year ended December 31, 1995, a copy of which is provided herewith and incorporated herein by reference. In addition, as of July 1, 1995, pursuant to the recommendation of a committee of disinterested persons appointed by the board of directors in accordance with the terms of the Stock Option Plan (the "Plan") adopted by the Company as of March 31, 1995, the board of directors granted options to the following officers and directors to purchase shares of the Company's Common
Stock:

                 Yiu Yat Hung                                 6,000 shares
                 Tam Cheuk Ho                                 6,000 shares
                 Han Jianzhun                                 6,000 shares
                 Li Feilie                                  100,000 shares

In addition, the board of directors granted options to the following employees and consultant to purchase shares of the Company's Common Stock:

                 Brender Services Limited                   100,000 shares
                 Wong Wah On                                  6,000 shares
                 Cheung Yu Shum                             500,000 shares
                 Tse Chi Kai                                300,000 shares
                 Ma Sin Ling                                500,000 shares
                 Cheung Siu Yin                              10,000 shares
                 Woo Pui Yan                                 10,000 shares
                 Kwok Kwan Hung                             386,000 shares
                 Fu Yang Guang                              200,000 shares
                 Lin Jia Ping                               270,000 shares

All of the stock options were issued in accordance with the terms of the Plan at an exercise price of US$3.78 (the fair market value of the Common Stock as of July 1, 1995) and would have been exercisable beginning on July 1, 1996, and until July 1, 2005.

         As of May 20, 1996, the board of directors, in accordance with the recommendation, with respect to stock options granted to directors and officers, of a committee of disinterested persons appointed by the board of directors in accordance with the terms of the Plan, reduced the exercise prices of all of the outstanding options to US$0.42 (the fair market value of the Common Stock as of May 20, 1996). By virtue of this action, the outstanding options are now exercisable beginning on May 20, 1997, and until May 20, 2006. Stock options have now been granted with respect to all 2,400,000 shares of Common Stock subject to the Plan, and all stock options remain outstanding.

         The Board of Directors believes that the adoption of this amendment to the Plan is in the best interest of the Company and the shareholders. The amendment will allow the number of shares available for stock option grants to increase proportionately with the number of shares of Common Stock outstanding. This "floating" number will enable the Board of Directors to grant additional stock options to employees, officers, directors and consultants if increases in outstanding shares of Common Stock occur. Also, the amendment will allow the Board of Directors to grant non-qualified stock options with holding periods of less than one year.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE AMENDMENT TO 1995 STOCK OPTION PLAN TO PROVIDE FOR AN INCREASE IN THE NUMBER OF SHARES SUBJECT THERETO ON A PROPORTIONAL BASIS AND TO ALLOW THE GRANTING OF NON-QUALIFIED STOCK OPTIONS WITH HOLDING PERIODS OF LESS THAN ONE YEAR.

                       PROPOSAL 6 - ELECTION OF DIRECTORS

         The Company's Board of Directors is currently comprised of seven directors, and it may be increased to no more than 25 directors or decreased to no fewer than three directors by action of the Board of Directors. With the adoption of Proposal 2 hereinabove, such directors will be divided into three classes. Typically, one class will be elected each year for a three-year term. However, as three classes of directors are newly established, the Class I directors will be elected at this Annual Meeting for one-year terms, the Class II directors will be elected for two-year terms and the Class III directors will be elected for normal three-year terms.

         At the Annual meeting, Messrs. Yiu Yat Hung and Tam Cheuk Ho will be nominated to serve in Class I until the annual meeting to be held in 1997 and until their successors have been duly elected and qualified. Also, Messrs. Wang Faren and Han Jian Zhun will be nominated to serve in Class II until the annual meeting to be held in 1998 and until their successors have been duly elected and qualified. Finally, Messrs. Yang Jiangang, Li Shunxing and Zhang Yibing will be nominated to serve in Class III until the annual meeting to be held in 1999 and until their successors have been duly elected and qualified. All of the nominees are currently serving as directors of the Company, all have consented to being named herein and all have indicated their intention to serve as directors of the Company, if elected.

         Unless authority to do so is withheld, the persons named as proxies will vote the shares represented by such proxies for the election of the nominees. In case any of the nominees shall become unavailable for election to the Board of Directors, which is not anticipated, the persons named as proxies shall have full discretion and authority to vote or refrain from voting for any other nominees in accordance with their judgment. Vacancies on the Board of Directors may be filled by the remaining director or directors, even though less than a quorum, for the unexpired term of such vacant position.

         The nominees and certain information about them are set forth below:

CLASS I DIRECTORS:

         Mr. Yiu Yat Hung, 44, has been a Vice Chairman of the Board of Directors of the Company since December, 1994. He is also the Vice-Chairman of the Board of Directors of Hainan Agricultural Resources Company Limited ("HARC"), and since June, 1988, has been the Chairman of the Board of Directors and Managing Director of Hong Wah Investment Holdings Limited, a Hong Kong incorporated private group of companies and a shareholder of the Company. From January, 1990 through December, 1992, Mr. Yiu was the Chairman of Shenzhen Hong Wah Industrial and Commerce Company, Ltd., a Sino-foreign limited liability joint stock company, and was responsible for the formulation of that entity's investment strategy. Mr. Yiu has more than 12 years of experience in the financial, commerce and industrial fields in both the PRC and Hong Kong. Mr. Yiu is currently a member of the Chinese General Chamber of Commerce Hong Kong and the Federation of Hong Kong Industries. Mr. Yiu is also the Vice Chairman of the Shenzhen Association of Enterprises with Foreign Investment and a standing committee member of the China Association of Enterprises with Foreign Investment.

         Mr. Tam Cheuk Ho, 34, has been a Director and the Chief Financial Officer of the Company since December, 1994. Prior to joining the Company, from July, 1984 through January, 1992, he worked as Audit Manager at Ernst & Young, Hong Kong, and from February, 1992 through September, 1992, as Financial Controller at Tack Hsin Holdings Limited, a listed company in Hong Kong, where he was responsible for accounting and financial functions. From October, 1992, through December, 1994, Mr. Tam was Finance Director of Hong Wah Investment Holdings Limited. He is an associate of the Hong Kong Society of Accountants and a fellow of the Chartered Association of Certified Accountants. He is also a certified public accountant in Hong Kong. He holds a Bachelor's degree in Business Administration from the Chinese University of Hong Kong.

CLASS II DIRECTORS:

        Mr. Wang Faren, 49, has been a Vice Chairman of the Board of Directors of the Company since December, 1994. He is also the Chairman of the Board of Directors of HARC. Mr. Wang joined the Farming Bureau in 1968 and worked for 13 years at the Hainan State Farms. Mr. Wang joined the top management of the Farming Bureau in 1986 as its Deputy Director. He became a Director of the Farming Bureau in October, 1991, and remains in that position today. Mr. Wang graduated from South China Tropical Species Research Institute, an agricultural engineering institute, and received extensive training on agricultural engineering, botany and tropical plantation. Mr. Wang has more than 25 years of experience in agricultural production and management.

         Mr. Han Jian Zhun, 48, has been a Director of the Company since December, 1994, and the Vice President since March 15, 1995. He is also the President and General Manager of HARC. Mr. Han joined the Farming Bureau in 1968 and has consistently addressed agriculture production and management issues. Mr. Han joined the top management of the Farming Bureau in 1986 and became the Deputy Director in 1991. Mr. Han was also the General Manager of Ba Ye State Rubber Farms from 1990 through 1991. Mr. Han is heavily involved in industrial management of the Farming Bureau.

CLASS III DIRECTORS:

         Mr. Yang Jiangang, 35, has been the Chairman of the Board of Directors of the Company since December, 1994. He is also a Director of HARC. Mr. Yang joined the Bank of China Head Office Beijing in 1983 and worked in the Treasury Division there from 1983 through 1993. He was transferred in January, 1990, to the Head Office to be the Deputy Manager of the Fixed Income Division, where he was in charge of fixed income investment of foreign exchange reserves of the PRC. In June, 1992, Mr. Yang was relocated to the Bank of China London Branch where he was in charge of treasury operations until April, 1993. He resigned from the Bank of China in April, 1993, and joined China Everbright Holdings Company Limited, which is a PRC state-owned enterprise with a number of overseas subsidiaries, as Deputy General Manager of the Finance Department. In October, 1993, Mr. Yang became the Deputy General Manager of Everbright Finance & Investment Co. Limited ("Everbright"), a wholly-owned Hong Kong subsidiary of China Everbright Holdings Company Limited and a shareholder of the Company, and is presently the Director and Deputy General Manager. Mr. Yang graduated from Beijing International Relationship Institute with a Bachelor's degree.

         Mr. Li Shunxing, 45, has been the President of the Company since December, 1994, and a Director since March 15, 1995. He is also a Director of HARC. He has been the Director and General Manager of Worlder International Company Limited, a shareholder of the Company, and Director and Deputy General Manager of Worlder Shipping Limited, both of which are Hong Kong based, wholly-owned subsidiaries of SINOTRANS GROUP, a PRC state-owned enterprise, since September, 1992. From June, 1990 through August, 1992, Mr. Li was the Director and Executive Deputy General Manager of Cheemimet Finance Ltd. Hong Kong in charge of finance, property development and investment matters. For over 15 years, he has been working with conglomerates in China and their subsidiaries abroad under the Ministry of Foreign Trade and Economic Corporation and has extensive experience in corporate management, finance, investment and foreign trade. Mr. Li graduated from the University of International Business & Economics, Beijing, in 1976 with a Bachelor's degree.

         Mr. Zhang Yibing, 30, has been a Director and the Secretary of the Company since December, 1994. He is also a Director of HARC. Mr. Zhang joined Bank of China Beijing Head Office in 1987, working in the Treasury and Asset Liability Sector. Mr. Zhang was assigned to Bank of China Sydney Branch in 1988 where he was in charge of foreign exchange and money market areas of the treasury. In March, 1991, Mr. Zhang was transferred to the Bank of China Beijing Head office where he was the Assistant Manager of Fixed Income Division until December, 1992, when he resigned from the Bank and joined China Everbright Holdings Co., Ltd. as Finance Manager. Mr. Zhang became the Corporate Finance Manager of Everbright, a wholly-owned subsidiary of China Everbright Holdings Co. Ltd. and a shareholder of the Company, in October, 1993, and, in March, 1994, was appointed the Senior Manager of Everbright, where he was in charge of investment and lending. In February 1995, Mr. Zhang became a director of Everbright. Mr. Zhang graduated from Beijing Foreign Languages Institute with a Bachelor's Degree.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

         The Company's Board of Directors held five meetings during 1995, and all other actions of the Board were taken pursuant to unanimous written consents. The Board of Directors does not have an audit, compensation or nominating committee. The Board as a whole operates as a committee to nominate directors and to administer the Company's 1995 Stock Option Plan (except that a committee of three disinterested persons was formed to act with respect to stock options issued to directors). Each director attended all of the meetings of the Board of Directors during the period for which he was a director.

         The Board of Directors, acting as a nominating committee, will consider candidates for director nominated by shareholders. A shareholder who wishes to submit a candidate for consideration at the 1997 annual meeting must notify the Secretary of the Company in writing no later than March 2, 1997. The shareholder's written notice must include information about each proposed nominee, including name, age, business address, principal occupation, shares beneficially owned and other information required in proxy solicitations. The nomination notice must also include the nominating shareholder's name and address and the number of shares of stock beneficially owned by the shareholder. The shareholder must also furnish a statement from the candidate indicating that the candidate wishes and is able to serve as a director. These procedures, and a statement that the shareholder intends to make the nomination, are prerequisites to a stockholder nominating a candidate at the annual meeting.

COMPENSATION OF DIRECTORS

         During 1995, directors of the Company did not receive compensation for their service as directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES DESCRIBED ABOVE.


              PROPOSAL 7 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Subject to ratification by the shareholders, the Board of Directors has reappointed Ernst & Young, Certified Public Accountants, as independent accountants to audit the consolidated financial statements of the Company for the year 1996. Ernst & Young has served as the Company's Independent Accountants since March of 1995.

         On March 16, 1995, the Company executed an engagement letter with the certified public accounting firm of Ernst & Young, which detailed the scope of work to be performed by Ernst & Young during the next year. After executing the letter agreement with Ernst & Young to serve as independent auditors for the Company, the Company terminated its relationship with the certified public accounting firm of H. J. Swart & Company, P.A. (the "Former Accountants"), by letter from the Company's counsel dated March 21, 1995. The Company's decision to change accountants was approved by the Company's Board of Directors.

         The Former Accountants' reports on the Company's financial status for the years ended December 31, 1992, and December 31, 1993, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. Since the engagement of the Former Accountants in 1993 and until the dismissal of the Former Accountants, there were no disagreements with the Former Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Accountants, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

         The Company filed a Form 8-K current report dated March 16, 1995, setting forth the above information. The Company, through its counsel, delivered a copy of the Form 8-K to the Former Accountants on March 21, 1995, and requested that the Former Accountants review the disclosures contained therein and provide a response as promptly as possible so the Company could file the response within ten business days after the filing of the Form 8-K. The Company received a response from the Former Accountants by letter dated March 22, 1995, in which the Former Accountants indicated that they agreed with the disclosures and statements made by the Company in the Form 8-K. The Company then amended the previously filed Form 8-K by filing a Form 8-K/A to include the response of the Former Accountants, which was attached thereto as an exhibit.

         If the shareholders should fail to ratify the appointment of Ernst & Young as its independent accountants, the Board of Directors would reconsider the appointment.

         It is expected that representatives of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                               OTHER INFORMATION

         For other information regarding the Company, including Executive Compensation, Financial and Other Information, Certain Relationships and Related Transactions and Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, please see the appropriate Items of the Company's Form 10-K annual report for the fiscal year ended December 31, 1995, a copy of which is provided herewith and incorporated herein by reference.

         This proxy statement and the Form 10-K provided herewith may contain forward-looking statements. Shareholders are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those in this proxy statement and the Form 10-K as a result of various factors. The information contained herein and in the Form 10-K, including without limitation the information under the heading, "Management's discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could cause such differences. With respect to any such forward-looking statement that includes a statement of its underlying assumptions or bases, the Company cautions that, while it believes such assumptions or bases to be reasonable and has formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or behalf will result or be achieved or accomplished.


                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

         To be considered for inclusion in next year's proxy materials, shareholder proposals to be presented at the Company's 1997 annual meeting must be in writing and be received by the Company no later than March 2, 1997.


                                 OTHER BUSINESS

         The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matter are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

                                                                        APPENDIX

                            PROXY FOR ANNUAL MEETING
                                 OF SHAREHOLDERS
                                DECEMBER 30, 1995


                           THIS PROXY IS SOLICITED ON
                        BEHALF OF THE BOARD OF DIRECTORS


                  The undersigned hereby appoints Li Shunxing and Yang Jiangang or either of them acting singly in the absence of the other, as attorneys and as proxies, with full power of substitution, to vote all shares of Common Stock of China Resources Development, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on December 30, 1996, at 3:00 p.m., local time, at the offices of Worlder International Company Limited located at 21st Floor, Great Eagle Centre, No. 23 Harbour Road, Hong Kong, and at any adjournments or postponements thereof, upon the matters described in the accompanying Proxy Statement and upon other business that may properly come before the meeting. Said proxy is directed to vote as instructed on the matters set forth below and otherwise at his discretion. Receipt of a copy of the Notice of said meeting and Proxy Statement is hereby acknowledged.


          1. PROPOSAL TO EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT of the Company's common stock, par value $0.001 per share. (The Board of Directors recommends a vote FOR)

         [ ]  FOR                [ ]  AGAINST                [ ]  ABSTAIN


          2. PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION, as revised, of the Company to increase the share ownership requirement for the calling of special meetings of the shareholders. (The Board of Directors recommends a vote FOR)

         [ ]  FOR                [ ]  AGAINST                [ ]  ABSTAIN


          3. PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION, as revised, of the Company to establish three classes of directors and clarify provisions affecting officers and directors. (The Board of Directors recommends a vote FOR)

         [ ]  FOR                [ ]  AGAINST                [ ]  ABSTAIN


          4. PROPOSAL TO AMEND THE BY-LAWS OF THE COMPANY to allow the
Board of Directors to amend the By-Laws. (The Board of Directors recommends a vote FOR)

         [ ]  FOR                [ ]  AGAINST                [ ]  ABSTAIN

          5. PROPOSAL TO AMEND THE COMPANY'S 1995 STOCK OPTION PLAN to increase the number of shares of Common Stock subject thereto and to decrease the required holding period for non-qualified stock options. (The Board of Directors recommends a vote FOR)

         [ ]  FOR                [ ]  AGAINST                [ ]  ABSTAIN


          6. ELECTION OF NOMINEES FOR DIRECTORS in the following classes. SHAREHOLDERS MAY WITHHOLD THEIR VOTE FOR ANY NOMINEES BY STRIKING OUT THE NAME OF SUCH NOMINEE OR NOMINEES:

                     CLASS I:         Yiu Yat Hung, Tam Cheuk Ho
                     CLASS II:        Wang Faren, Han Jian Zhun
                     CLASS III:       Yang Jiangang, Li Shunxing, Zhang Yibing


         [ ]  FOR                        [ ]  WITHHOLD AUTHORITY
              all nominees listed             to vote for all nominees listed
              (except as marked)


          7. PROPOSAL TO RATIFY THE SELECTION of Ernst & Young,
Certified Public Accountants, as the Company's independent accountants for the fiscal year ending December 31, 1996. (The Board of Directors recommends a vote
FOR)

         [ ]  FOR                [ ]  AGAINST                [ ]  ABSTAIN


          8. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

         [ ]  FOR                [ ]  AGAINST                [ ]  ABSTAIN


                                 Name of Owner: _____________________________
                                                    (Please type or print)

                                 Signature:  ________________________________


                                 Title or Capacity:  ________________________
                                   (if applicable)     (Please type or print)

                                 Date:       ________________________________



                                 Name of Owner: _____________________________
                                                    (Please type or print)

                                 Signature:  ________________________________


                                 Title or Capacity:  ________________________
                                   (if applicable)     (Please type or print)

                                 Date:       ________________________________

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1 through 8. If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign.


           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                           USING THE ENCLOSED ENVELOPE